EXHIBIT 99.1
Investor Relations
+1 (937) 458-6600
ROBBINS & MYERS ANNOUNCES STOCK REPURCHASE PROGRAM
DAYTON, OHIO, October 27, 2008 . . . Robbins & Myers, Inc. (NYSE:RBN) announced today that its Board of Directors has authorized the repurchase of up to three million of its currently outstanding common shares. Repurchases will generally be made in the open market or in privately negotiated transactions that will not exceed prevailing market prices, subject to regulatory considerations and market conditions and will be funded from the Company’s available cash and credit facilities. The Company has approximately 34.7 million common shares outstanding.
Peter C. Wallace, President & Chief Executive Officer of the Company, commented that “Fiscal 2008, ended August 31, 2008, was a record year for us. We ended the year in a strong cash position, with no borrowings outstanding under our $150 million bank credit facility. We believe we have available capital resources to pursue our internal growth objectives and opportunistic acquisitions, and at the same time, to adopt a stock repurchase program. Our Board believes that at current prices and historically low valuations, repurchasing our own shares is also an attractive means of enhancing shareholder value.”
Robbins & Myers, Inc. is a leading supplier of engineered equipment and systems for critical applications in global energy, industrial, chemical and pharmaceutical markets.
In addition to historical information, this release contains forward-looking statements identified by use of words such as “expects,” “anticipates,” “believes,” and similar expressions. These statements reflect management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in our Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission and include, but are not limited to: a significant decline in capital expenditures in the specialty chemical and pharmaceutical industries; a major decline in oil and natural gas prices; foreign exchange rate fluctuations; work stoppages related to union negotiations; customer order cancellations; business disruptions caused by the implementation of business computer systems; the possibility of product liability suits that could hurt our business; events or circumstances which result in an impairment of assets; the potential impact of U.S. and foreign legislation, government regulations, and other governmental action, including those relating to export and import of products and materials, and changes in the interpretation and application of such laws and regulations; the outcome of audit, compliance, administrative or investigatory reviews; and general economic conditions that can affect demand in the process industries. Except as otherwise required by law, we do not undertake any obligation to publicly update or revise these forward- looking statements to reflect events or circumstances after the date hereof.